Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

We hereby consent to (a) the incorporation by reference into the Registration Statement on Form S-1 of ZaZa Energy Corporation (the “Company”) to be filed on or about November 27, 2013 (the “Registration Statement”) of our report, and all references thereto, dated March 1, 2013, relating to the estimated reserves of the Company as of December 31, 2012 included in, or made a part of, the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on April 2, 2013 and (b) all references to our firm, in the form and context in which such references appear, including under the heading “Experts,” in the Registration Statement.

/s/ RYDER SCOTT COMPANY, L.P.
RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas
November 27, 2013